                                                                   EXHIBIT 10.10

                                SUPPLY AGREEMENT

        This Supply Agreement ("Agreement") is effective as of July 15, 1999 (the "Effective Date"), by and between NOVATEL WIRELESS, INC., a Delaware corporation ("Novatel" or "Seller"), having its principal place of business at 9360 Towne Centre Drive, San Diego. California and OPENSKY CORPORATION, a Delaware corporation ("OpenSky" or "Buyer"), having its principal place of business at 471 Emerson Street, Suite 200, Palo Alto, California.

        WHEREAS, Seller is engaged in, among other things, the development and manufacture of the Minstrel III TM wireless modem cradle ("Minstrel III") and the Minstrel V TM wireless modem cradle ("Minstrel V"), for the Palm III and Palm V connected organizers, respectively (the Minstrel III and the Minstrel V are referred to herein collectively as the "Modems"):

        WHEREAS, Buyer desires to purchase certain quantities of such Modems from Seller, and Seller is willing to supply such quantities of such Modems to Buyer, subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, the parties agree as follows:

1. SALE AND PURCHASE OF PRODUCTS.

        1.1 Sale and Purchase. Buyer shall purchase from Seller, and Seller shall supply to Buyer, an aggregate of 100,000 Modems pursuant to the schedule of payment and delivery in Annex A, for an aggregate purchase price equal to $22,770,000, subject to any adjustments to the Mix (as described in Section 1.3) made in accordance with Section 1.3 hereof.

        1.2 Payments. Buyer shall make payments due to Seller for Deliverable Items either directly to Seller or to such bank as Seller may designate in writing. Payments for Modems shall be due and payable in full, in cash, by Buyer thirty (30) days prior to each scheduled delivery of Modems into Seller's Distribution Facility in San Diego. California (the "Novatel Distribution Facility"). Each delivery of specification compliant Modems in accordance with Annex D for which a pre-payment by Buyer has been received may not be canceled. Payments for Deliverable Items (other than Modems), shall be due and payable in full, in cash, by Buyer within thirty (30) days following the date of shipment to end-users on behalf of Buyer. For purposes of this Agreement, "Deliverable Items" shall mean any item, or parts thereof, that Seller is obligated to provide under this Agreement including but not limited to Modems, documentation, know-how and information. Payment for shipping and configuration and activation shall be due and payable in full, in cash, as set forth in Sections 1.8 and 2.1, respectively.

        1.3 Prices and Mix. The Modems shall be supplied to Buyer at a price per unit equal to $218.50 for the Minstrel III and $230.00 for the Minstrel V. Pricing is based on 100,000 units to be purchased during the term of this Agreement. The price per unit as set forth above includes the 0.6-Watt CDPD radio modem, cradle, battery pack, power supply, CD-ROM, user documentation and Buyer specified retail packaging. During the term of this Agreement, unless changed in accordance with this Section 1.3, the number of each type of Modem to be purchased in each delivery and in the aggregate under this Agreement shall be [***]% Minstrel V and [***]% Minstrel III (the "Mix"). Buyer may change the Mix
(i) by [***]% upon 30-days' advance written notice to Seller; (ii) by [***]% upon 60-days' advance written notice to Seller or (iii) in its entirety upon 90-days' advance written notice to Seller. Buyer may change the delivery schedule set forth on Annex A as to the total monthly quantity of Modems shipped upon sixty (60) days prior written notice to Seller; provided, however, that (i) any increase in the monthly quantity of Modems shall not exceed [***]% of the monthly quantity of Modems set forth on Annex A for the relevant month; (ii) any decrease in the monthly quantity of Modems shall not exceed [***]% of the monthly quantity of Modems set forth on Annex A for the relevant month and (iii) the total quantity of Modems purchased under this Agreement shall remain unchanged. If Buyer reduces the monthly quantity of Modems during the Exclusivity Period pursuant to the previous sentence, then notwithstanding anything to the contrary in this Agreement, the exclusivity provided for in
Section 1.9 shall not apply with respect to the number of Modems by which such monthly quantity of Modems was so reduced.

        1.4 Advance. The parties hereto acknowledge and agree that in order to ensure the prompt availability of the Modems of the initial scheduled delivery hereunder as provided in Annex A, Seller must make an initial commitment to its suppliers of components. On the dates set forth below, Buyer shall advance an aggregate amount of $3,780,000 (the "Advance") to Seller in cash, against future payments to be made by Seller on deliveries made after October 1, 1999 under this Agreement, for the specific purpose of facilitating the procurement of components as follows:

          DATE OF BUYER'S ADVANCE            AMOUNT OF BUYER'S ADVANCE
              August 3, 1999                       $2,520,000
                                            ([***] units at $[***] per unit)

             October 15, 1999                      $1,260,000
                                            ([***] units at $[***] per unit)

All deliveries of Modems made after October 1, 1999 pursuant to this Agreement shall be invoiced at the actual prices provided in Section 1.2 above minus $[***] per Modem until the Advance is fully recovered by Buyer.

        1.5 Accessories. During the Shipping Period (as defined in Section 1.8 below), Seller shall hold for Buyer 1,000 Minstrel III batteries in reserve inventory and shall make available accessories for the Modems at such prices listed in Annex B.

        1.6 Acceptance Criteria. The Modems shall be run through an acceptance test prior to delivery. The acceptance test will be based on an agreed to statistical sampling of the Modems and will demonstrate that the Modems meet all of the Product Specifications outlined in Annex D. If there is a statistical failure rate of greater than 1% for any Product Specifications, then every modem shall be tested prior to acceptance by Buyer. Seller shall provide Buyer notice of


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

when acceptance test will be performed. Buyer shall have the right to witness each such test. Upon completion of the acceptance test, Seller shall provide Buyer with the results of such test and Buyer shall indicate acceptance by signing the acceptance test documentation.

        1.7 Delivery and Title. The Modems sold to Buyer shall be delivered to the Novatel Distribution Facility in accordance to the delivery schedule set forth in Annex A. Title and risk of loss in the Modems shall transfer to Buyer at such time as Seller ships the Modems to an end-user on behalf of Buyer or to a third party distributor on behalf of Buyer. Seller shall warehouse the inventory on behalf of Buyer and ship to end-users the Modems on behalf of Buyer from the Novatel Distribution Facility in accordance with Section 1.8 below. Subject to Section 8 below, all Modems shipped to Buyer or to the end-users on behalf of Buyer shall be non-returnable.

        1.8 Shipping.

                1.8.1 From the period beginning November 1, 1999 and ending March 1, 2000 (the "Shipping Period") Seller shall make shipments FOB Destination of the Modems to end-users on behalf of Buyer. In each case, Buyer shall provide to Seller in writing, by electronic transmission or any other mode of communication as set forth in Section 13.11, such information as is necessary to complete the requested shipment, including without limitation, the address or location of shipment, the number and type of Modem to be shipped and the type of shipment to be utilized pursuant to Section 1.8.2 below. Seller shall arrange for the requested shipment FOB Destination within a 24-hour period from receipt by Seller of Buyer's shipment request pursuant to this Section 1.8.1.

                1.8.2 During the Shipment Period, Seller shall arrange, in coordination with Buyer, for the air carrier insurance and freight from the Novatel Distribution Facility to end-users on behalf of Buyer, and the CIF cost shall be borne by Buyer directly. Seller shall provide three (3) shipment options to Buyer: (i) overnight delivery; (ii) 2-day delivery or (iii) ground delivery; and for which Buyer shall pay Seller, in cash, fees for shipment of the Modems pursuant to this Section 1.8.2. As additional shipping options and volume discounts become available, the fees for shipment paid by Buyer to Seller may be agreed upon on a case by case basis by Buyer and Seller. Seller shall deliver monthly invoices to Buyer for the costs and fees in connection with the shipment of the Modems made to end-users on behalf of Buyer. In addition to such other amounts as may be due hereunder, Buyer shall pay Seller in full, in cash, for Seller's costs and fees for such shipments within thirty (30) days following the date of delivery of such invoice to Buyer pursuant to this Section 1.8.2.

        1.9 Exclusivity. The Minstrel V shall be made available for sale and purchase exclusively to Buyer for the Exclusivity Period. The "Exclusivity Period" means the four-month period commencing as of the later of (i) such date Seller has delivered [***] Minstrel V units in accordance with this Agreement on account of Buyer to the Novatel Distribution Facility or (ii) November 30, 1999. In the event that Seller's delivery of field trial Minstrel V Modems is not made prior to September 30, 1999 or Seller retrofits Modems pursuant to
Section 1.17 or Section 5 hereof, then (i) the initial delivery of Modems into the Novatel Distribution Facility shall be due on December 31, 1999; (ii) each subsequent delivery date on Annex A shall be adjusted accordingly; and (iii) the Exclusivity Period will begin on such date Seller has delivered [***] Minstrel V units in accordance with this Agreement to the Novatel Distribution Facility.


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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

        1.10 Warranties. Acceptance of a Modem shall not relieve Seller from its obligations thereunder with respect to warranties under Section 8 below.

        1.11 Title; Risk of Loss. Title to Deliverable Items covered by this Agreement shall pass to Buyer and risk of loss of or damage to Deliverable Items shall be assumed by Buyer, at such time Seller ships the Deliverable Items to an end-user on behalf of Buyer or to a third party distributor on behalf of Buyer.

        1.12 Taxes. The prices of all Modems and Deliverable Items hereunder include all taxes, duties and excises which are directly imposed on the Modems or Deliverable Items. Notwithstanding the foregoing, Buyer shall bear the responsibility for any taxes or duties imposed on Deliverable Items in any other country or state of destination, including without limitation, taxes imposed on the sale by Buyer of a product that includes Seller products.

        1.13 Adverse Results: Government Action. Each party agrees to promptly notify the other party of any adverse or unexpected results or any actual or potential government action relevant to a Modem of which it becomes aware.

        1.14 Invoices; Errors. Invoices shall be submitted by Seller in duplicate (original and one copy) for each delivery of Deliverable Items (other than Modems) and will enclose as an integral part thereof documentary proof of delivery of such Deliverable Items, according to commercially accepted standards for exports.

        1.15 Additional Supply. Beginning after completion of delivery of [***] Modems and for a period of one (1) year, thereafter, Buyer shall have the first option of available allocation to purchase the Modems. The first option of available allocation granted to Buyer under this Section 1.15 shall be on such terms and conditions and at such price as mutually agreed upon between the parties hereto or as then in effect pursuant to future Modem supply agreements entered into between Buyer and Seller but at no greater price than Seller would offer to any other similar buyer for the same Modem on similar volume and other terms.

        1.16 Schedule. If Seller fails to deliver the Modems to the Novatel Distribution Facility as scheduled in Annex A and Buyer waives the delay, Annex A shall be adjusted by changing the dates in Annex A by an equivalent number of days. For example, a thirty (30) day delay in delivery will cause a thirty (30) day delay in every subsequent delivery requirement pursuant to Annex A. If Seller is only able to deliver a portion of the Modems as scheduled, then the remaining portion shall be delivered fifteen (15) days after the final delivery pursuant to Annex A. Any prepayment in accordance with Section 1.2 for undelivered Modems shall be applied to the prepayment for the next scheduled delivery of Modems. In the event the Modems are not delivered for field trial by September 30, 1999 pursuant to Section 1.17 below then the delivery schedule on Annex A will be adjusted so that the initial delivery shall be due on December 31, 1999 and each subsequent delivery on Annex A shall be adjusted accordingly.

        1.17 Field Trials. Seller will deliver Modems for Buyer to conduct field trials on or prior to September 30, 1999. If the Modems have mechanical or electrical failures in excess of 4% during Buyer field trial then Seller shall immediately stop delivery of Modems to the Novatel

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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

Distribution Facility Seller shall make the necessary changes to rectify the identified failures and all previously delivered Modems shall be retrofitted to meet the specification configuration.

2. CONFIGURATION AND ACTIVATION: TRADEMARKS.

        2.1 Configuration and Activation.

                2.1.1 Seller shall configure and activate each Modem on behalf of Buyer. Buyer shall provide shipping, configuration and activation instructions in writing, by electronic transmission or any other mode of communication as set forth in Section 13.11, to Seller for each Modem to be shipped on behalf of Buyer. In addition to such other amounts as may be due hereunder, Buyer shall pay Seller a fee equal to $8.00 for each Modem unit activated. Seller shall deliver a monthly invoices to Buyer stating the aggregate activation fees due and payable in connection with the activation of the units. Buyer shall pay such fee in full, in cash, within thirty (30) days following the delivery date of such invoice to Buyer.

                2.1.2 The parties agree that all Modem units shipped to end-users on behalf of Buyer shall be activated by Seller in accordance with this Section 2 and in consideration of the fee set forth in Section 2.1.1 hereof. In activating the Modems, Seller shall undertake the following steps:

                        * Unpack Minstrel Cradle
                        * Plug into AC power source
                        * Attach pre-configured Palm test unit
                        * Run "Modem Manager" software
                        * Program Modem parameters and confirm registration
                        * Send Test Packet
                        * Repackage Minstrel in retain box, including
                          activation/IP documentation

                2.1.3 Each Modem shall be shipped to an end-user on behalf of Buyer with a joint branding configuration consisting of the word "Novatel Wireless" on the back of the Modem and such name as may be designated by Buyer in writing, by electronic transmission or any other mode of communication as set forth in Section 13.11 on the front of the Modem. Such branding configuration shall extend to the Modem, user documentation and retail packaging. All Modems will be packaged according to standards of trade generally applicable to similar products shipped on a global basis.

        2.2 Seller's Trademarks.

                2.2.1 Buyer shall not use the trademark "Novatel" or "Novatel Wireless" or any other trademark owned or used by Seller or any mark confusingly similar thereto without the prior written consent of Seller in each.

                2.2.2 Buyer acknowledges Seller's sole ownership and exclusive right, title and interest in and to the use of each of its trademarks, and that any use of any of the trademarks of Seller will inure solely to the benefit of Seller. Buyer shall not at any time, either during the



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term hereof or at any time thereafter, directly contest, or aid others in contesting, or do anything which might impair the validity of, any or all of Seller's trademarks or the exclusive ownership thereof by Seller. Buyer shall not acquire any right to or under any of Seller's trademarks. If any such rights should become vested in Buyer by operation of law or otherwise, Buyer agrees it will immediately assign any and all such rights to Seller. Nothing contained herein in any way limit Seller's rights under its parents or licensing agreements nor grant Buyer any rights under such patents or licensing agreements.

        2.3 Buyer's Trademarks.

                2.3.1 Seller shall use the trademarks of Buyer only on or in connection with the terms of Section 2.1 hereof and shall not use any marks confusingly similar to Buyer's trademarks on any other goods.

                2.3.2 Seller acknowledges Buyer's sole ownership and exclusive right, title and interest in and to the use of each of its trademarks, and that any use of any of the trademarks of Buyer will inure solely to the benefit of Buyer. Seller shall not at any time, either during the term hereof or at any time thereafter, directly contest, or aid others in contesting, or do anything which might impair the validity of, any or all of Buyer's trademarks or the exclusive ownership thereof by Buyer. Seller shall not acquire any right to or under any of Buyer's trademarks. If any such rights should become vested in Seller by operation of law or otherwise, Seller agrees it will immediately assign any and all such rights to Buyer. Nothing contained herein in any way limit Buyer's rights under its patents or licensing agreements nor grant Seller any rights under such patents or licensing agreements.

3. KNOW-HOW AND SUPPORT.

        Seller shall provide Level II and Level III Technical Support (as described in Annex C), and training to Buyer's designated service technicians to enable Buyer to provide Level I Support and engineering support at Buyer's facilities to enable Buyer to support the Modems, including the details of modem functionality and design required for detection and correction of bugs or failures. The parties hereto acknowledge and agree that Seller shall not provide direct end-user support to any end-user on its own behalf or on behalf of Buyer (Level I Technical Support). Seller will provide technical support during the term of this Agreement in accordance with the terms of this Agreement for so long as Buyer does not request any change in Seller's specifications of the Modems as set forth in Annex D (the "Product Specifications").

4. AUDIT

        During the term of this Agreement, Seller shall maintain separate, complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Seller's invoices hereunder. Buyer, or any other person designated by it, reserves the right during the term of this Agreement to audit and review, with reasonable notice to Seller, Seller's books and records pertaining to such invoices to substantiate the invoices delivered in connection with this Agreement. Seller shall preserve such books and records for this purpose for a period of seven (7) years from the receipt of last payment from Buyer. Buyer shall have the right to visit the Novatel Distribution Facility to take a physical inventory of Modems that have


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been delivered in accordance with Section 1.7.

5. REPRESENTATION AND WARRANTY

        Seller represents and warrants that no Federal Trade Commission certification of CDPD carrier certification is required for the Modems. If either certification becomes necessary for the sale of the Modems, Seller shall immediately stop delivery of the Modems to the Novatel Distribution Facility. Seller shall make the necessary changes to certify the Modems and all previously delivered Modems shall be retrofitted to meet the certified configuration.

6. INSURANCE

        Seller shall maintain sufficient general liability insurance for the Novatel Distribution Facility to cover the Modems stored at the site.

7. TERM; TERMINATION, RIGHTS AND OBLIGATIONS UPON TERMINATION.

        7.1 Except as otherwise provided for herein, the term of this Agreement shall be for the period commencing on the Effective Date and ending on April 1, 2000, unless terminated earlier by either party pursuant to the provisions of this Section 7 or extended by mutual written agreement of the parties.

        7.2 Notwithstanding the foregoing, the following provisions shall continue in effect after termination of this Agreement in accordance with their terms:

                (a) All payment provisions, and any payment due at the time of termination shall be paid in accordance with the terms of this Agreement.

                (b) All warranties specified in the Agreement.

                (c) All Patent Indemnity obligations.

                (d) Section 1.14 (Additional Supply).

                (e) Sections 2.2 and 2.3 (Trademarks).

                (f) Section 7.6 (Commitment Termination Event).

                (g) Section 11.3 (Spare Parts).

                (h) Sections 13.1 and 13.2 (Confidentiality and Advertising).

                (i) Section 13.3 (Confidential Information).

                (j) Section 13.8 (Applicable Law), which shall govern any dispute between the parties under the Agreement that may subsequently arise.


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

        7.3 Buyer's Right to Terminate. Buyer shall have the right, by providing Seller with thirty (30) days prior written notice, to terminate this Agreement upon the occurrence of any of the following events, any one of which shall be considered a "Seller Default:"

                (a) Seller discontinues the Modems;

                (b) Seller is adjudged bankrupt;

                (c) Seller files a voluntary petition in bankruptcy or liquidation or for the appointment of a receiver;

                (d) Filing of an involuntary petition to have Seller declared bankrupt, or subject to receivership, provided that such petition is not vacated or set aside within ninety (90) days from the date of filing;

                (e) The execution by Seller of any assignment for the benefit of creditors; or

                (f) Seller breaches any material provision of this Agreement and fails to cure such material breach within thirty (30) days from receipt of written notice describing the breach.

        7.4 Seller's Right to Terminate. Seller shall have the right, by providing Buyer with written notice, to immediately terminate this Agreement upon the occurrence of any of the following events, any one of which shall be considered a "Buyer Default:"

                (a) Buyer fails to make payments as provided in this Agreement, unless such failure is cured within thirty (30) days from receipt of written demand for such payment. Any late payments shall bear interest at the annual rate of LIBOR plus 2%;

                (b) Buyer is adjudged bankrupt;

                (c) Buyer files a voluntary petition in bankruptcy or liquidation or for the appointment of a receiver;

                (d) Filing of an involuntary petition to have Buyer declared bankrupt, or subject to receivership, provided that such petition is not vacated or set aside within ninety (90) days from the date of filing;

                (e) The execution by Buyer of any assignment for the benefit of creditors; or

                (f) Buyer breaches any material provision of this Agreement and fails to cure such material breach within thirty (30) days from receipt of written notice describing the breach.


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        7.5 Remedy Upon Seller Default. In the event that this Agreement is terminated pursuant to Section 7.3 above, Buyer shall have the right to exercise any and all rights surviving such termination pursuant to Section 7.2.

        7.6 Commitment Termination Event. In the event of a Commitment Termination Event, Buyer shall, as soon as practicable and in no event later than five (5) days after the occurrence of such Commitment Termination Event, pay Seller, in cash an amount equal to twenty percent (20%) of the aggregate amount which otherwise would have been owed to Seller under this Agreement had the Commitment Termination Event not occurred and Seller fully performed its obligations under this Agreement less any pre-payment made for undelivered Modems in accordance with Section 1.2. "Commitment Termination Event" means (i) the failure by Buyer to purchase Modems in the amounts set forth in Section 1.1 ("Sale and Purchase") hereof pursuant to the schedule of payment and delivery set forth in Annex A (giving effect to any adjustments made in accordance with Section 1.3 hereof); (ii) termination of this Agreement by Buyer for any reason whatsoever other than pursuant to a breach by Seller of the provisions of
Section 8.1 hereof (Product Warranty) or failure by Seller to make the scheduled deliveries in accordance with Section 1.7 hereof; (iii) any breach by Buyer of any representation, covenant or agreement on the part of Buyer set forth in this Agreement or (iv) Buyer's use of another CDPD modem vendor for the Palm III and Palm V during the term of this Agreement.

8. PRODUCT WARRANTY.

        8.1 Product Warranty. The following Sections 8.1 through 8.6 refer only to Product Warranty.

                (a) Seller warrants (i) that all Modems, including components thereof, to be delivered hereunder, will conform to the Product Specifications, be free from defects in material and workmanship and (ii) that the "Modem Manager" software installed pursuant to Section 2.1 hereof shall be free from errors which materially affect performance. The foregoing warranty is given provided Buyer gives written notice of any defect, deficiency or non-conformance of any Modem, or parts thereof, within: (i) twelve (12) months from the shipment date to the end-user, or (ii) fifteen (15) months from the date the Modems are delivered to Buyer at the Novatel Distribution Facility (the "Warranty Period"). Seller shall, at no cost to Buyer, and within the "Turn-Around Time" as defined in Section 8.2(a) below, repair or furnish replacements for all such defective, deficient or non-conforming items or parts thereof; provided, however, the Modems have been maintained in accordance with Seller's specifications and have not been modified by any party other than Seller except as expressly permitted by Seller in writing.

                (b) The foregoing warranties do not extend to:

                        (i) defects, errors or nonconformities in a Modem due to accident, abuse, misuse or negligent use of such Modem or use in other than a normal and customary manner, environmental conditions not conforming to Seller's specifications, or failure to follow prescribed operating maintenance procedures;


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

                        (ii) defects, errors or nonconformities in the Modem due to modifications, alterations, additions or changes in the Modem not made or authorized to be made by Seller in writing;

                        (iii) normal wear and tear; or

                        (iv) damage caused by force of nature or act of any third party.

        8.2 Turn-Around Time.

                (a) "Turn-Around Time" for the purposes of this Section 8 means fifteen (15) days from the date on which such defective item, or defective or non-conforming part thereof, is furnished to Seller, for repair or replacement until the date on which such replaced or repaired item is returned to Buyer.

                (b) Seller shall bear air shipment costs of the deficient, repaired or replaced item as well as the risk or loss or damage to the item or its replacement throughout the period between the shipment of the defective item and the receipt of the repaired or replaced item. Repaired or replaced items shall be subject to the warranty provided on the original Modem only (the time during which Seller repairs or replaces the item shall not be considered as part of the Warranty Period), in accordance with this Section 8. Notwithstanding the foregoing, Buyer shall bear all expenses if no fault on the part of Seller was found in the items returned for repair or replacement.

        8.3 Extended Warranty. In the event Buyer elects to offer an extended warranty, Buyer may, up to one (1) year after an order is received from an end-user, extend the Warranty Period at a cost of $5 per Modem per year. Discounts in the cost of such extension of warranty may be negotiated between Seller and Buyer, based on the number of the Modems on which Buyer elects to extend the Warranty Period.

        8.4 Inspection; Acceptance. This warranty shall survive inspection, acceptance or payments by Buyer and is provided for the sole and exclusive benefit of Buyer and shall not extend to any third party, including without limitation, any reseller or end-user.

        8.5 Exclusive Remedy. The warranty granted in this Section 8 sets forth Buyer's sole and exclusive remedy and Seller's sole and exclusive liability for any claim of warranty for any product delivered by Seller.

        8.6 No Authority. Buyer acknowledges that it is not authorized to make any warranty or representation on behalf of Seller or its suppliers regarding the Modems, whether express or implied, other than the warranty terms set forth in this Section 8.

        8.7 No Other Warranty. THE WARRANTY MADE UNDER THIS SECTION 8 IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.




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9. PATENT INDEMNITY

        9.1 Patent Indemnity. Seller shall, at its sole cost and expense, indemnify, defend and hold Buyer harmless from and against any claims, demands, liability or suit, including costs and expenses, for or by reason of any actual or alleged infringement of any third party patent, trademark or copyright resulting from the design, development, manufacture, use, sale or disposal of any Modem or Deliverable Items furnished hereunder. Buyer shall promptly notify Seller in writing of any such infringement claim after Buyer becomes aware of such claim, and shall provide Seller with such assistance and cooperation as Seller may reasonably request from time to time in connection with the defense thereof. In the event Buyer determines that Seller is unable or unwilling to defend the claim, Buyer may assume control of the defense of any infringement claim; provided that under such circumstances Buyer shall bear all costs of such defense (but not of any consequent judgment or liability). If any settlement requires an affirmative obligation of, results in any ongoing liability to, or prejudices or detrimentally impacts in any way, Buyer, then such settlement shall require Buyer's written consent.

        9.2 Right to Substitute. Should Buyer be prevented as a result of such claims, actions or suits regarding infringement, from utilizing the Modems or Deliverable Items in question, or if Seller believes such a claim is likely, then Seller shall, at Seller's expense, either substitute an equivalent non-infringing item, or modify the item so that same no longer infringes but remains equivalent, or obtain (at its own expense) for Buyer the right to continue use of the item in accordance with the terms of this Agreement.

        9.3 Procedure. Seller's obligation to indemnify will be subject to the following terms and conditions:

                (a) The obligation will arise only if Seller receives prompt written notice of the infringement claim.

                (b) The obligation will not cover any claim that the Modems infringe any third party's rights only as used in combination with any software or hardware not supplied by Seller, if that claim could have been avoided by the use of the Modems in combination with equivalent other available software or hardware.

10. LIMITATION OF LIABILITY.

        SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST REVENUES OR PROFITS) OF ANY KIND DUE TO ANY CAUSE, REGARDLESS OF WHETHER SELLER HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

11. POST WARRANTY OBLIGATIONS.

        11.1 Support. Seller agrees that for the term of this Agreement, plus the Warranty Period, it will retain a staff of technical personnel in connection with the design, manufacture and trouble-shooting of the Modems and Deliverable Items supplied under this Agreement. This staff will be available to render technical assistance to Buyer upon Buyer's reasonable request regarding the Modems or a Deliverable Item and will provide such assistance as may be reasonably required to support systems integration, system debug, basic parameter changes in the Modems, modification of the Modems, upgrades in the Modems, and customer and production support in accordance with the provisions of
Section 6.

        11.2 Repair. During the term of this Agreement, in the event that Buyer requires repair of the Modems, or any part thereof, after the date of completion of Seller's warranty obligations under this Agreement. Seller will perform such repairs on terms at and prices in accordance with its standard support and maintenance fees, or at a fair and reasonable prices if standard fees have not been set.

        11.3 Spare Parts. Seller undertakes, for a period of five years after the completion Seller's warranty obligations under this Agreement, to supply Buyer with spare parts for the Modems and the Deliverable Items as Buyer may reasonably request from time to time, at prices that are fair and reasonable, considering prevailing market prices at the time said items are ordered.

12. FORCE MAJEURE.

        12.1 Events of Force Majeure. Neither party shall be liable for a default or delay in the performance under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, natural disturbances or other acts of God; (ii) any outbreak or escalation of hostilities, war, civil commotion, riot or insurrection; (iii) any act or omission of the other party or any governmental authority or (iv) any other similar causes beyond the control of such party that arise without the fault or negligence of such party. Any delay resulting from such events shall be referred to herein as a "Force Majeure," shall not constitute a default by such party under this Agreement and shall entitle the delayed party to a corresponding extension of its delayed obligation. The party whose performance will be delayed by such events will use its best efforts to notify the other party within three
(3) days after delayed party becomes aware of such event, as well as the cessation thereof.

        12.2 Subcontractor's Default. Any delays in performance by Seller's subcontractors or suppliers shall be deemed excusable delays with respect to Seller only if (i) such subcontractor's non-performance is caused by Force Majeure and (ii) Seller could not have obtained the supplies or services of such subcontractor from other sources in sufficient time and on customary terms to prevent interruption of Seller's performance of this Agreement.

        12.3 Termination.

                (a) If Force Majeure results in a delay to make any scheduled delivery under this Agreement by more than sixty (60) days, Buyer may terminate this Agreement in whole or in part and such termination shall not be deemed a breach of this Agreement.

                (b) If Buyer does not terminate within such sixty (60) day period, and the Force Majeure prevails for further forty-five (45) days, Buyer may terminate this Agreement, but it shall have no right to claim damages from Seller for breach of the Agreement. The foregoing expresses Buyer's sole remedy and Seller's sole liability for such termination resulting from Force Majeure.

13. MISCELLANEOUS.

        13.1 Confidentiality of Agreement; Permitted Disclosures. Throughout the term of this Agreement, each party agrees that the terms of this Agreement shall be kept confidential. No disclosure of the identity of Buyer's customers or end-users or other information concerning this Agreement shall be released by Seller without the prior written consent of Buyer except (i) in Seller's or Buyer's communication with its respective shareholders, investors or potential investors, and (ii) as to such advertising or other marketing in which Seller may engage in the ordinary course of business.

        13.2 Required Disclosures; Advertising. Notwithstanding Section 13.1 above:

                (a) Each party may divulge information hereunder as is reasonably required for the performance of the Agreement or as is required by law; and

                (b) Each party shall have the right to list the other party as a customer or supplier (as the case may be) in its advertising material.

        13.3 Confidential Information.

                (a) In performance of this Agreement, it may be necessary or desirable for either party to disclose to the other certain business and/or technical information which the disclosing party regards as proprietary and confidential (the "Confidential Information"). Any Confidential Information disclosed shall be reduced to writing and provided to the other party within twenty (20) days after it was first disclosed. Each of the parties hereto agree that it shall (i) not make use of or disclose the Confidential Information for any purpose whatsoever at any time, other than for the purposes of this Agreement and (ii) limit access to the Confidential Information of the other party to its employees who shall be advised of and agree to be subject to the terms of this Section 13.3.

                (b) Nothing herein shall be construed as granting to either party, by implication, estoppel or otherwise, any right, title or interest in, or any license under, any patent or Confidential Information.

                (c) Items shall not be considered Confidential Information if such information was (i) available to the public other than by a breach of an agreement with the disclosing party; (ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by one party without access to the Confidential Information of the other; (iv) known to the recipient at the time of disclosure; or (v) produced in compliance with applicable law or a court order, provided that other party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production.

        13.4 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        13.5 Assignment. Neither Seller nor Buyer may assign this Agreement in whole or in part, or any rights hereunder without the prior written consent of the other, except to (i) a wholly-owned subsidiary of such party, (ii) a successor in interest of all or substantially all of such party's assets or business or (iii) a bank trust company or other financial institution for money due or to become due under this Agreement. In the event of any assignment, the assigning party shall promptly supply the other party with two (2) copies of such assignment and, in the instance of an assignment pursuant to this Section 13.5, shall indicate on each invoice to whom payment is to be made. In the event of any assignment pursuant to this Section 13.5, the assigning party also shall provide a written guarantee by such party of the obligations assigned to such party's subsidiary.

        13.6 Relations of the Parties. Nothing in this Agreement shall be construed as creating relationship of principal and agent or of employer and employee between the parties. Furthermore, nothing in this Agreement is intended to constitute, create, give effect to or otherwise contemplate a joint venture, partnership or formal business entity of any kind. The rights and obligations of the parties with respect to this Agreement shall not be construed as providing for sharing of profits or losses arising out of the effort of either of the parties. The parties shall not incur any liability on behalf of the other.

        13.7 Waiver. No waiver by either Seller or Buyer of any breach of this Agreement shall be held to be a waiver of any other subsequent breach. No waiver or time extension given by either Seller or Buyer shall have effect unless made expressly and in writing.

        13.8 Applicable Law. This Agreement and all matters regarding the interpretation and/or enforcement hereof, shall be governed exclusively by the law of the State of California without reference to its choice of law rules.

        13.9 Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its breach, validity or termination, or the transactions contemplated hereby, including any dispute based in whole or in part on tort or other non-contractual principles of law, shall be fully and finally resolved and settled by arbitration under the Rules of the American Arbitration Association for Commercial Disputes (the "Rules") (as modified by this Section 13.9). The number of arbitrators shall be one (1) if all parties to the dispute agree on the arbitrator. If there is a disagreement on selection of a sole arbitrator, the number of arbitrators then shall be three (3), with the arbitrators to be appointed in accordance with the Rules from a panel of arbitrators in San Diego, California. The place of arbitration shall be San Diego, California or such other place as the parties to the dispute shall mutually agree upon in writing. The arbitration proceedings shall state the reasons for the award. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof, and shall be binding on the parties hereto. The costs of arbitration, including reasonable legal fees and costs, shall be borne by either or both of the parties in whatever proportion as the arbitrator or arbitrators may award. This Section
13.9 shall not apply to actions seeking enforcement of this Agreement to arbitrate or to enforce Section 2.2 ("Seller's Trademarks"), Section 2.3 ("Buyer's Trademarks"), Section 13.1 ("Confidentiality") or Section 13.3 ("Confidential Information") hereof or with respect to any request for provisional or interim relief brought prior to the appointment of an arbitrator.

        The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any claims hereunder or proceedings conducted in accordance with this provision, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitration award, and shall not bar disclosures required by law. The parties hereto agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

        13.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties, supersedes and cancels any previous understandings or agreements between all the parties relating to the provisions hereof, and expresses the complete and final understanding of the parties in respect thereto. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by the parties.

        13.11 Notices. Any notice contemplated by or made pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of delivery if delivered personally or by commercial overnight courier with tracking capabilities or by fax, or five (5) days after mailing if placed in the mail, postage prepaid, registered or certified mail, return receipt requested, addressed to Buyer or Seller (as the case may be) as follows:

                     Seller:        Novatel Wireless; Inc.
                                    9360 Towne Centre Drive
                                    Suite 110
                                    San Diego, CA 92121
                                    Attn: Chief Executive Officer
                                    Fax: (858) 784-0626

                     Buyer:         OpenSky Corporation
                                    471 Emerson Street, Suite 200
                                    Palo Alto, CA 94301
                                    Attn: Chief Executive Officer
                                    Fax: (650) 561-9968

or such other address as each party may designate for itself by notice given in accordance with this Section 13.11.

        13.12 Headings. The headings in this Agreement are for convenience only and shall not be regarded in the interpretation hereof.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date written above.

                                            SELLER: NOVATEL WIRELESS, INC.

                                            By: /s/ Bruce A. Gray
                                               ---------------------------------
                                            Name: Bruce A. Gray
                                            Title: Vice President, Marketing
                                                   and Sales



                                            BUYER: OPENSKY CORPORATION

                                            By: /s/ Michael D. Dolbec
                                               ---------------------------------
                                               Name: MICHAEL D. DOLBEC
                                               Title: SR VP BUSINESS DEVELOPMENT

                                    ANNEX A

                        SCHEDULE OF PAYMENT AND DELIVERY

-----------------------------------------------------------------------------------------------------
Delivery Schedule             Nov. 1-15,     Nov. 16-30,    Dec. 1-15,     Dec. 16-31,    Jan. 1-15,
                                 1999           1999           1999           1999           2000
-----------------------------------------------------------------------------------------------------
Minstrel III                     1000           1000           1500           1500           2000
-----------------------------------------------------------------------------------------------------
Minstrel V                       4000           4000           6000           6000           8000
-----------------------------------------------------------------------------------------------------
Total Units                      5000           5000           7500           7500          10000
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
Payment Schedule**              Oct. 1,        Oct. 15,       Nov. 1,        Nov. 15,       Dec. 1,
                                 1999            1999          1999            1999          1999
-----------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------
Delivery Schedule             Jan. 16-31,    Feb. 1-15,     Feb. 16-29,    Mar. 1-15,     Mar. 16-31,
                                 1999           2000           2000           2000           2000
-----------------------------------------------------------------------------------------------------
Minstrel III                     2000           2500           2500           3000           3000
-----------------------------------------------------------------------------------------------------
Minstrel V                       8000          10000          10000          12000          12000
-----------------------------------------------------------------------------------------------------
Total Units                     10000          12500          12500          15000          15000
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
Payment Schedule**             Dec. 15,        Jan. 1,       Jan. 15,       Feb. 15,        Mar. 1,
                                 1999          2000            2000           2000           2000
-----------------------------------------------------------------------------------------------------

** Buyer shall pre-pay in full for any forecasted bi-monthly quantity 30 days prior to delivery into the Novatel Distribution Center in San Diego California subject to Sections 1.2 and 1.4 of this Agreement.

                                     ANNEX B

                                ACCESSORY PRICING

                                   OPENSKY COST**           MSRP
                                   --------------          ------
        BATTERY PACK                  $[***]               $[***]

        AC ADAPTOR                    $[***]               $[***]

        CAR ADAPTOR                   $[***]               $[***]

        STYLUS 3 PACK                 $[***]               $[***]

** The prices offered to OpenSky Corporation with respect to accessories, are based on volume commitments of [***] units per accessory. Pricing will be negotiated if higher volumes are committed.


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                     ANNEX C

                                TECHNICAL SUPPORT

Technical Support for the Minstrel III and Minstrel V products delivered to OpenSky customers will be managed via a three-tier Technical Support infrastructure and process as follows:

LEVEL I TECHNICAL SUPPORT

        Level I Technical Support will be provided by OpenSky to their direct and indirect customers. Level I Support is defined as calls* originating from OpenSky customers, resellers or distributors regarding Palm Products, OpenSky Service, Wireless Service Providers, Minstrel III or Minstrel V products including but not limited to pre and post sale inquiries concerning the basic operation of the hardware and software, functionality, interoperability and capabilities of those products and services.

        For calls regarding the Minstrel III and Minstrel V products, OpenSky will make every attempt to answer customer questions and resolve issues using available tools, documentation, test equipment and other materials used to support the Minstrel III and Minstrel V products (see training section below). If the customer question/issue regarding the Minstrel III or Minstrel V product cannot be resolved by OpenSky support personnel to the customers' satisfaction, the issue will be forwarded to Novatel Wireless Level II Technical Support for further investigation and resolution.

        *Calls include phone calls, e-mail, web-based inquiries, faxes and letters.

LEVEL II TECHNICAL SUPPORT

        Level II Technical Support will be provided by Novatel Wireless support staff directly to OpenSky Level I Support personnel to assist in the resolution of open customer issues that have not been resolved to the satisfaction of OpenSky customers during a Level I Support call. OpenSky will have direct access to designated support staff within the Novatel Wireless support organization for this purpose. A direct line of communication between the two organizations will be established and Novatel Wireless support technicians will be available during normal OpenSky technical support operation hours to assist in resolution of customer problems. Novatel Wireless support engineering will work directly with OpenSky support staff to resolve issues and answer questions, this may require OpenSky support staff to gather additional information and provide system information or test results back to Novatel support staff to aid in the definition and resolution of the problem. It will be OpenSky support staff's responsibility to communicate directly with the end-user customer. Problems that are not resolved within three business days or problems that are flagged as sensitive/mission critical will be escalated to Level III Technical Support for final resolution.

LEVEL III TECHNICAL SUPPORT (ESCALATION)

        Level III Technical Support will be provided by the Novatel Wireless support and system engineering staff to resolve issues that cannot be satisfactorily resolved by Level I and Level II Support personnel. Level III Technical Support will handle all OpenSky product escalations issues including unresolved support calls and will work directly with Novatel Wireless engineering staff to resolve those issues.

TECHNICAL SUPPORT TRAINING

        Technical Support training and documentation for the Minstrel III and Minstrel V will be provided to OpenSky Level I Support staff by Novatel Wireless. OpenSky support staff will receive training on the general use, functionality, operation and compatibility of the Minstrel III and Minstrel V products. In addition, all support related documentation, training materials, notes, FAQ's, and web based support materials will be made available to OpenSky for their use in supporting these products.

                       FIRST AMENDMENT TO SUPPLY AGREEMENT

        This First Amendment to Supply Agreement (this "Amendment") is made as of October ___, 1999 by and among Novatel Wireless, Inc., a Delaware corporation ("Novatel") and OpenSky Corporation, a Delaware corporation ("OpenSky").

        WHEREAS, Novatel and OpenSky entered into that certain Supply Agreement, dated and effective as of August 12, 1999 (the "Supply Agreement"); and

        WHEREAS, pursuant to Section 13.10 of the Supply Agreement, Novatel and OpenSky desire to amend certain terms and provisions of the Supply Agreement;

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows (all capitalized terms not otherwise defined herein shall have the meanings therefor set forth in the Supply Agreement):

        1. Pursuant to Section 1.3, OpenSky hereby changes the Mix and delivery schedule in accordance with Exhibit A hereto.

        2. Section 1.2 is amended in its entirety to read as follows:

                "1.2 Payments. Buyer shall make payments due to Seller for Deliverable Items either directly to Seller or to such bank as Seller may designate in writing. Payments for Modems shall be due and payable in full, in cash, by Buyer thirty (30) days prior to each scheduled delivery of Modems into Seller's Distribution Facility in San Diego, California (the "Novatel Distribution Facility") with respect to any delivery scheduled in Annex A to be made on or before December 31, 1999. Payments for Modems shall be due and payable in full, in cash, by Buyer within thirty (30) days following the date of each scheduled delivery of Modems into the Novatel Distribution Facility with respect to any delivery scheduled in Annex A to be made on or after January 1, 2000. Each delivery of specification compliant Modems in accordance with Annex D for which a pre-payment by Buyer has been received may not be canceled. Payments for Deliverable Items (other than Modems), shall be due and payable in full, in cash, by Buyer within thirty (30) days following the date of shipment to end-users on behalf of Buyer. For purposes of this Agreement, "Deliverable Items" shall mean any item, or parts thereof, that Seller is obligated to provide under this Agreement including but not limited to Modems, documentation, know-how and information. Payment for shipping and configuration and activation shall be due and payable in full, in cash, as set forth in Sections 1.8 and 2.1, respectively."

        3. Section 1.7 is amended in its entirety to read as follows:

                "1.7 Delivery and Title. The Modems sold to Buyer shall be delivered to the Novatel Distribution Facility in accordance to the delivery schedule set forth in Annex A. Title and risk of loss in the Modems shall transfer to Buyer FOB Manufacturer, as determined by Seller. Seller shall warehouse the inventory on behalf of Buyer and ship to end-users the Modems on behalf of Buyer from the Novatel Distribution Facility in accordance with Section 1.8 below. Subject to Section 8 below, all Modems delivered to Buyer shall be non-returnable."

        4. Section 1.8.1 is amended by deleting the date "March 1, 2000" in the first sentence and replacing it with the date "May 1, 2000", so that the Shipping Period ends on May 1, 2000.

        5. Section 7.1 is amended by deleting the date "April 1, 2000" in the first sentence and replacing it with the date "May 1, 2000", so that the term of the Supply Agreement ends on May 1, 2000.

        6. In all other respects, the Supply Agreement, as herein amended, shall remain in full force and effect, including Section 1.3 of the Supply Agreement without giving effect to this Amendment. Subject to the foregoing, to the extent that any provisions of the Supply Agreement and any provisions of this Amendment are in conflict, the provisions of this Amendment shall govern. In the event any one or more of the provisions contained in this Amendment or any instrument entered into in connection herewith is for any reason held to be invalid or unenforceable in any respect, that event shall not affect any other provision of this Amendment or such other instrument.

        7. This Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without regard to its principles of conflicts of laws.

        8. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, legal representatives and heirs.

        9. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which take together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

                                            NOVATEL WIRELESS, INC.

                                            /s/ Bruce A. Gray
                                            ------------------------------------
                                            By: Bruce A. Gray
                                            Its: Vice President, Sales & Mkt.






                                            OPENSKY CORPORATION

                                            /s/ Patrick McVeigh
                                            ------------------------------------
                                            By: Patrick McVeigh
                                            Its: CEO